EXHIBIT 23.2

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We hereby consent to the incorporation by reference in this Registration Statement on Form S-8 of T-Mobile US, Inc. of our report dated February 23, 2021, relating to the financial statements, and the effectiveness of internal control over financial reporting, which appears in T-Mobile US Inc.’s Annual Report on Form 10-K for the year ended December 31, 2020.

/s/ PricewaterhouseCoopers LLP

Seattle, Washington

March 5, 2021